Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated May 21, 2014

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.750% Guaranteed Bonds due May 29, 2019 (the “5-year Securities”) and

3.000% Guaranteed Bonds due May 29, 2024 (the “10-year Securities”)

Expected Ratings:	Moody’s: Aa3/stable outlook; S&P: AA-/negative outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	5-year Securities: U.S.$1,500,000,000

10-year Securities: U.S.$1,000,000,000

Denomination:	U.S.$200,000 x U.S.$1,000

Pricing Date:	May 21, 2014

Settlement Date:	May 29, 2014

Maturity Date:	5-year Securities: May 29, 2019

10-year Securities: May 29, 2024

Coupon:	5-year Securities: 1.750% (Semi-annual, 30/360)

10-year Securities: 3.000% (Semi-annual, 30/360)

Interest Payment Dates:	5-year Securities: May 29 and November 29 of each year, commencing November 29, 2014 and ending May 29, 2019

10-year Securities: May 29 and November 29 of each year, commencing November 29, 2014 and ending May 29, 2024

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	5-year Securities: 99.558%, plus accrued interest, if any, from May 29, 2014

10-year Securities: 99.495%, plus accrued interest, if any, from May 29, 2014

Underwriting Discount:	5-year Securities: 0.125%

10-year Securities: 0.175%

Proceeds, before Expenses, to JBIC:	5-year Securities: 99.433%, plus accrued interest, if any, from May 29, 2014

10-year Securities: 99.320%, plus accrued interest, if any, from May 29, 2014

Benchmark U.S. Treasury:	5-year Securities: 1.625% due April 30, 2019

10-year Securities: 2.500% due May 15, 2024

Benchmark Yield:	5-year Securities: 1.538%

10-year Securities: 2.541%

Spread:	5-year Securities: 30.50bps

10-year Securities: 51.80bps

Yield:	5-year Securities: 1.843%

10-year Securities: 3.059%

Joint Lead Managers:	Barclays Bank PLC

Goldman Sachs International

J.P. Morgan Securities plc

Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International Global Bonds ISIN:	5-year Securities: XS1028954284

10-year Securities: XS1028953807

International Global Bonds Common Code:	5-year Securities: 102895428

10-year Securities: 102895380

DTC Global Bonds ISIN:	5-year Securities: US471048AK45

10-year Securities: US471048AL28

DTC Global Bonds Common Code:	5-year Securities: 098267042

10-year Securities: 098266453

DTC Global Bonds CUSIP:	5-year Securities: 471048 AK4

10-year Securities: 471048 AL2

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312514205636/d715296d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a “Gross Recipient” as defined on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Goldman Sachs International toll-free from the United States at 1-866-471-2526, J.P. Morgan Securities plc toll-free from the United States at 1-866-430-0686 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free from the United States at 1-800-294-1322.